Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION

Contact:	John Sullivan
Executive Vice President and Chief Financial Officer
(518) 452-1242 ext. 7400

THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com)
Investor Relations Counsel
(212) 704-9727

TRANS WORLD ANNOUNCES THE APPOINTMENT OF EDMOND THOMAS

TO ITS BOARD OF DIRECTORS

Albany, NY, December 3, 2003 – Trans World Entertainment Corporation (Nasdaq National Market: TWMC), a leading retailer of entertainment products, today announced that Edmond Thomas has been appointed to the Company’s Board of Directors.  This appointment expands the Company’s Board to 9 directors.  Mr. Thomas is currently managing partner for the Evans Thomas Company, LLC and AXIS Capital Fund I, LP.  The Evans Thomas Company and AXIS Capital Fund provide advisory services for retail, catalog and consumer goods companies along with investing in emerging growth retail companies.

Prior to joining the Evans Thomas Company, Mr. Thomas was the President and Chief Operating Officer of The Wet Seal, Inc, a publicly held leading junior apparel retailer. He has also served in various positions with several other retailers, including Domain, Inc., Foxmoor Specialty Stores and Child World, Inc.  In addition, Mr. Thomas is a Certified Public Accountant and a member of the Board of Directors of Swell Commerce, Inc.

“Ed Thomas brings extensive experience and a history of strong leadership to the Company’s Board of Directors,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.  “Ed’s retail expertise was instrumental in the growth of Wet Seal and we believe these same qualities will be integral in continuing Trans World’s leadership position.”

Trans World Entertainment is a leading specialty retailer of music and video products.  The Company operates 950 retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com and www.wherehouse.com .  In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s and Planet Music.